Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re HOSPITALITY INVESTORS TRUST, INC., et al.,[1] Debtors.	Chapter 11 Case No. 21-10831 (CTG) (Jointly Administered) Re: Docket Nos. 7, 8, 50 & 109

FINDINGS OF FACT, CONCLUSIONS OF LAW,
AND ORDER (A) APPROVING PREPETITION
SOLICITATION PROCEDURES, (B) APPROVING
ADEQUACY OF DISCLOSURE STATEMENT, AND
(C) CONFIRMING JOINT PREPACKAGED CHAPTER
11 PLAN FOR HOSPITALITY INVESTORS TRUST, INC., AND
HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

Upon the Joint Prepackaged Chapter 11 Plan of Hospitality Investors Trust, Inc., and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 7] (the “Initial Plan”) (including all exhibits, schedules, appendices, and supplements thereto, and as amended, modified, and/or supplemented from time to time (including by the terms of this Order), the CVR Agreement, and the Plan Supplement and any amendments, modifications, and/or supplements thereto, together, the “Plan”),2 a conformed copy of which was filed at Docket No. 109, and the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Hospitality Investors Trust, Inc., and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 8] (including all exhibits, schedules, appendices, and supplements thereto, and as amended, modified, and/or supplemented from time to time, the “Disclosure Statement”); and upon the Debtors’ Motion for Entry of an Order (I) Scheduling and Shortening Notice of, Combined Hearing On Adequacy of Disclosure Statement and Confirmation of Prepackaged Plan; (II) Approving Procedures for Objecting to Disclosure Statement and Prepackaged Plan; (III) Approving Prepetition Solicitation Procedures, Form of Ballot, and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Approving Notice and Objection Procedures for the Assumption of the Executory Contracts and Unexpired Leases; (V) Conditionally (A) Directing the U.S. Trustee Not to Appoint A Creditors Committee (B) Directing the United States Trustee Not to Convene Section 341(a) Meeting of Creditors and (C) Waiving Requirement of Filing Schedules and Statements, List of Equity Security Holders, and Rule 2015.3 Reports; and (VI) Granting Related Relief, [Docket No. 15] (the “Scheduling Motion”); and the Order (I) Scheduling and Shortening Notice of, Combined Hearing On Adequacy of Disclosure Statement and Confirmation of Prepackaged Plan; (II) Approving Procedures for Objecting to Disclosure Statement and Prepackaged Plan; (III) Approving Prepetition Solicitation Procedures, Form of Ballot, and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Approving Notice and Objection Procedures for the Assumption of the Executory Contracts and Unexpired Leases; (V) Conditionally (A) Authorizing the United States Trustee to Not Convene Section 341(a) Meeting of Creditors and (B) Waiving Requirement of Filing Schedules and Statements, List of Equity Security Holders, and Rule 2015.3 Reports; and (VI) Granting Related Relief [Docket No. 50] (the “Scheduling Order”) having been entered on May 31, 2021; and the Court having considered: (a) the Declaration of Bruce A. Riggins in Support of Chapter 11 Filing and First Day Pleadings [Docket No. 3]; (b) the Declaration of Bruce A. Riggins in Support of Order (A)  Approving Prepetition Solicitation Procedures, (B) Approving Adequacy of Disclosure Statement, and (C) Confirming Joint Prepackaged Chapter 11 Plan for Hospitality Investors Trust, Inc. and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 117]; (c) the Declaration of Stephenie Kjontvedt of Epiq Corporate Restructuring LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Joint Pre-Packaged Plan of Reorganization of Hospitality Investors Trust, Inc. and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 9] (the “Voting Declaration”); (d) the Affidavit of Service of Anghard Bowdler [Docket No. 57] (the “Notice Affidavit”); (e) the Notice of Commencement of Prepackaged Chapter 11 Bankruptcy Cases; (II) Combined Hearing on the Disclosure Statement, Confirmation of the Prepackaged Joint Plan of Reorganization, and Related Matters; and (III) Objection Deadlines and Summary of the Debtors’ Prepackaged Joint Plan of Reorganization [Docket No. 53] (the “Combined Notice”); the Affidavit of Service [Docket No. 63] (the “Combined Notice Affidavit”); (f) the Proof of Publication by Edgar Noblesala, Principal Clerk of the Publisher of the New York Times [Docket No. 54] (the “Publication Certificate”); (g) the Notice of Filing of Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan Filed by Hospitality Investors Trust, Inc. [Docket No. 68] (as may be modified, amended, or supplemented from time to time, including as set forth in the Plan Supplement Amendment (defined below), the “Plan Supplement”); (h) the Notice of Filing of Amended Exhibit B to Plan Supplement [Docket No. 121] (the “Plan Supplement Amendment”); (i) the objections, if any, filed with respect to confirmation of the Plan; (j) the Debtors’ Memorandum of Law in Support of Order (A) Approving Prepetition Solicitation Procedures, (B) Approving Adequacy of Disclosure Statement, and (C) Confirming Joint Prepackaged Chapter 11 Plan for Hospitality Investors Trust, Inc., and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 115]; (k) the Declaration of Robert J. White in Support of Order (A) Approving Prepetition Solicitation Procedures, (B) Approving Adequacy of Disclosure Statement, and (C) Confirming Joint Prepackaged Chapter 11 Plan for Hospitality Investors Trust, Inc., and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 116]; (l) the Declaration of Edward A. Glickman in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization for Hospitality Investors Trust, Inc. and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. 118]; and upon (m) the testimony, affidavits, declarations, and exhibits admitted into evidence at the June 23, 2021 hearing to approve the Solicitation Procedures (as defined below), approve the adequacy of the Disclosure Statement, and confirm the Plan (referred to herein as the “Combined Hearing”), (ii) arguments of counsel presented at the Combined Hearing, and (iii) pleadings filed in support of confirmation of the Plan; and upon all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of these cases (the “Chapter 11 Cases”); and the Court having found that due and proper notice has been given with respect to the Combined Hearing and the deadlines and procedures for filing objections to the Solicitation Procedures, Disclosure Statement, and Plan; and upon the appearance of interested parties having been duly noted in the record of the Combined Hearing; and upon the record of the Combined Hearing and the Chapter 11 Cases; and after due deliberation thereon, and sufficient cause appearing therefor;

1          The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Hospitality Investors Trust, Inc. (3668); and Hospitality Investors Trust Operating Partnership, L.P. (0136). The Debtors’ executive offices are located at Park Avenue Tower, 65 East 55th Street, Suite 801, New York, NY 10022.

2          Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Plan.

IT IS HEREBY FOUND AND DETERMINED THAT:

JURISDICTION; VENUE; CORE PROCEEDING; JUDICIAL NOTICE

1.            The Court has jurisdiction to consider the Disclosure Statement, Solicitation Procedures, and Plan pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference of the United States District Court for the District of Delaware dated February 29, 2012. This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2), and the Debtors have confirmed their consent pursuant to Local Rule 9013-1(f) to the entry of a final order by the Court in connection with this matter to the extent that it is later determined that the Court, absent consent of the parties, cannot enter final orders or judgments in connection herewith consistent with Article III of the United States Constitution. Venue in this Court is proper under 28 U.S.C. §§ 1408 and 1409.

2.            The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for purposes of confirmation of the Plan) the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court or its duly appointed agent, including, without limitation, all pleadings and other documents filed and orders entered thereon. Additionally, the Bankruptcy Court takes judicial notice of all evidence proffered or adduced and all arguments made at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

COMMENCEMENT OF THE CASES AND FILING OF PLAN

3.            On May 19, 2021 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in this Court. The Chapter 11 Cases have been consolidated for procedural purposes only. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases. The United States Trustee for the District of Delaware (the “U.S. Trustee”) has not appointed an official committee of unsecured claimholders or equity holders.

4.            On the Petition Date, the Debtors filed the Plan3 and Disclosure Statement.

5.            The Plan is a separate chapter 11 plan for each of the Debtors. Except as otherwise expressly provided in this Order, any reference in the Plan or this Order to the Effective Date, the Confirmation Date, or the Combined Hearing, shall be applicable to and have the meanings ascribed to them as they relate to each particular Debtor and the Plan for such Debtor. This Order shall be a separate Order with respect to each of the Debtors in each Debtor’s separate Chapter 11 Case.

3          The Plan Supplement was filed on June 7, 2021 [Docket No. 68], and the Plan Supplement Amendment was filed on June 22, 2021 [Docket No. 121].

ADEQUACY OF DISCLOSURE
STATEMENT AND SOLICITATION PROCEDURES

6.            The Disclosure Statement contains “adequate information” within the meaning of section 1125 of the Bankruptcy Code.

7.            The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully described in the Scheduling Motion) (the “Solicitation Procedures”) provided for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

8.            Prior to the Petition Date, the Debtors, through their claims agent Epiq Corporate Restructuring, LLC (“Epiq”), caused the Disclosure Statement, the Plan, and the form of ballot (“Ballot”) for each holder of Interests in Class 5 (the “Voting Class”) (collectively, the “Solicitation Package”) to be transmitted and served in compliance with sections 1125(g) and 1126(b) of the Bankruptcy Code, Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”), and all other applicable provisions of the Bankruptcy Code and Bankruptcy Rules, which therefore constituted sufficient notice to all interested parties. No other or further solicitation was or shall be required.

9.            Class 5 Ballots to accept or reject the Plan were due on May 18, 2021 at 11:59 p.m. (prevailing Eastern Time) (the “Voting Deadline”). The Voting Deadline was reasonable and provided an adequate period of time under the circumstances for holders of Interests in the Voting Class to make an informed decision to accept or reject the Plan.

10.          The Debtors were not required to solicit votes from holders of Claims and Interests in Class 1, Class 2, Class 3, Class 4, or Class 7 because the Plan provides that such classes are unimpaired and are therefore conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

11.          Holders of Interests in Class 6 were not solicited because such holders were deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Notwithstanding such deemed rejection of the Plan, pursuant to the Plan and the CVR Agreement, each holder of Interests in Class 6 shall receive one CVR in respect of each share of the Allowed Existing HIT Common Equity Interests held as of the Effective Date, and the Combined Notice was mailed to the holders of Class 6 Interests in accordance with the Scheduling Order, as evidenced in the Combined Notice Affidavit.

12.          As set forth in the Voting Declaration, Solicitation Packages were transmitted to holders of Interests in Class 5—the only Class of Claims or Interests entitled to vote to accept or reject the Plan—via e-mail on May 18, 2021. Additionally, as set forth in the Notice Affidavit, packages including the Combined Notice, the Plan, the Disclosure Statement, and the Class 5 Voting Notice were transmitted to and served on holders of Interests in Class 5 in accordance with the terms of the Scheduling Order.

13.          The form of the Ballot annexed to the Scheduling Motion as Exhibit B is sufficiently consistent with Official Form No. B 314, adequately addresses the particular circumstances of these Chapter 11 Cases, and is appropriate for the holders of Interests in the Voting Class.

14.          The instructions and form of the Ballot required the furnishing of sufficient information to assure that duplicate Ballots were not submitted and that any duplicate or incorrectly filed Ballots would not be tabulated. All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable laws and regulations.

15.          On May 19, 2021, the Debtors filed the Voting Declaration, certifying the method and results of the Ballot tabulations for the Voting Class. The only member of the Voting Class—the Plan Sponsor—submitted a Ballot voting to accept the Plan.

16.          Accordingly, pursuant to the requirements of section 1126 of the Bankruptcy Code, the Court finds that all Classes eligible to vote on the Plan accepted the Plan.

17.          As described in and evidenced by the Voting Declaration, the Notice Affidavit, the Combined Notice Affidavit, and the Publication Certificate, transmission and service of the Combined Notice and Solicitation Packages were timely, adequate, and sufficient under the circumstances and no other or further solicitation was or shall be required. Holders of Class 6 Interests had an adequate period of time under the circumstances to make an informed decision whether to object to confirmation of the Plan and to the terms and conditions of the CVRs.

THE PLAN COMPLIES WITH THE STANDARDS FOR
CONFIRMATION UNDER SECTION 1129 OF THE BANKRUPTCY CODE

18.          Bankruptcy Rule 3016. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

19.          Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code. Among other things:

i.	In accordance with section 1122(a) of the Bankruptcy Code, Article IV of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests;

ii.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Article IV of the Plan properly classifies all Claims and Interests that require classification;

iii.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Article IV of the Plan properly specifies each Class of Claims or Interests that is not impaired under the Plan;

iv.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan properly specifies the treatment of each Class of Claims or Interests that is impaired under the Plan;

v.	In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

vi.	In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, the provisions regarding the Restructuring Transactions, management of the Reorganized Debtors, and the funding of the Plan, including the Debtors’ entry into the Exit Facility as of the Effective Date;

vii.	In accordance with section 1123(a)(6) of the Bankruptcy Code, the Amended Constituent Documents contain a provision prohibiting the issuance of non-voting equity securities;

viii.	In accordance with section 1123(a)(7) of the Bankruptcy Code, the manner of selection of officers, directors, and/or managers of the Reorganized Debtors is consistent with the interests of creditors and equity security holders and with public policy;

ix.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Article V of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests;

x.	In accordance with section 1123(b)(2) of the Bankruptcy Code, Article X of the Plan provides for the assumption, assumption and assignment, or rejection of the Debtors’ executory contracts and unexpired leases that have not been previously assumed, assumed and assigned, or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Court, and the Debtors have provided adequate assurance of future performance by the applicable Debtor or its designee under any contracts that are being assumed and assigned under the Plan;

xi.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Article XII of the Plan provides that, except as set forth therein or under this Order, the Reorganized Debtors, as applicable, shall have, retain, reserve, and be entitled to assert and pursue all claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced;

xii.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Articles II and XII of the Plan provide that the treatment of Claims against and Interests in the Debtors under the Plan represents, among other things, the settlement and compromise of certain disputes, which settlements are fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors, their respective Estates, and their stakeholders;

xiii.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Article V of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of Claims in each Class of Claims;

xiv.	In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including certain release, exculpation and injunction provisions in Article XII of the Plan; and

xv.	In accordance with section 1123(d) of the Bankruptcy Code, Article X of the Plan provides for the satisfaction of cure amounts associated with each executory contract and unexpired lease to be assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. Cure Amounts will be determined in accordance with the underlying agreements and applicable law.

20.          Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

i.	All persons entitled to receive notice of the Disclosure Statement, the Plan and the Combined Hearing have received proper, timely, and adequate notice in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, and all such persons have had an opportunity to appear and be heard with respect thereto;

ii.	In transmitting the Plan, the Disclosure Statement, the Ballots, and related documents and notices in soliciting and tabulating the votes on the Plan, the Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Bankruptcy Rules, and applicable non-bankruptcy law. In addition, each of the Released Parties participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of securities under the Plan. Accordingly, the Released Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and by the exculpation provisions set forth in Section 12.7(c) of the Plan;

iii.	Written notice of the Combined Hearing and the time to file objections to the approval of the Disclosure Statement and the Solicitation Procedures and confirmation of the Plan has been provided substantially in the form and within the time required by, and otherwise in accordance with, the Bankruptcy Rules and the procedures approved and prescribed by this Court in the Scheduling Order. Such written notice is adequate and sufficient notice of the Disclosure Statement, the Plan, the contents of the Plan, the Combined Hearing, and the opportunity to object to any aspect of the foregoing, including the Solicitation Procedures;

iv.	Claims and Interests in Class 1, Class 2, Class 3, Class 4, and Class 7 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code;

v.	The Plan was voted on by the only Class of impaired Claims or Interests that was entitled to vote pursuant to the Bankruptcy Code and the Bankruptcy Rules (i.e., Class 5);

vi.	The Debtors have made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Interests entitled to vote on the Plan; and

vii.	The Voting Class accepted the Plan unanimously, and accordingly, the Plan meets the requirement that at least two-thirds in amount and a majority in number of the Claims actually voting in at least one impaired class vote in favor of the Plan under section 1126 of the Bankruptcy Code.

21.          Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances in these Chapter 11 Cases. The Plan and the CVR Agreement incorporated into the Plan (a) are the result of extensive, good faith, arm’s-length negotiations among (i) the special independent, conflicts committee of HIT’s board of directors, comprised of four independent and one management director, all five of whom are disinterested with respect to the interests of the Plan Sponsor (the “Special Conflicts Committee”) and (ii) the Plan Sponsor, (b) reflect substantial input from the Special Conflicts Committee on behalf of the holders of Class 6 Interests, and (c) achieves the goal of reorganization embodied by the Bankruptcy Code.

22.          The Debtors filed and have prosecuted the Chapter 11 Cases with an honest and well-founded belief that they were in need of restructuring and that the restructuring contemplated in the Plan is the best strategic alternative available to maximize recoveries to all stakeholders and to emerge from the Chapter 11 Cases with a capital structure that will allow the Reorganized Debtors to conduct their business and satisfy their obligations with sufficient liquidity. The Debtors’ good faith is evident from the record of the Chapter 11 Cases, including the Disclosure Statement, the Plan, and the record of the Combined Hearing. The Plan achieves a fair and appropriate result, consistent with the objectives and purposes of the Bankruptcy Code. The Debtors and each of their respective officers, directors, employees, advisors, and professionals (i) acted in good faith in negotiating, formulating, and proposing, where applicable, the Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate and implement the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated thereby, including the Plan Supplement documents, and (b) take any actions authorized, directed or contemplated by this Order or the Plan. Thus, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

23.          Section 1129(a)(4). No payment for services or costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been or will be made by the Debtors, other than payments that have been (or subsequently are) authorized by the Plan, the Interim DIP Order and Final DIP Order (collectively, the “DIP Orders”) or are subject to an order of the Court. Pursuant to Section 3.3 of the Plan, and except as otherwise provided herein, in the Plan or in the DIP Orders, all payments to be made to Professional Persons or other entities asserting a Professional Fee Claim for services rendered before the Effective Date will be subject to review and approval by this Court.

24.          Section 1129(a)(5). To the extent known, the Debtors have disclosed the identities and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors, officers, and/or managers of each of the Reorganized Debtors, including the identities of the New Board, and the identity and the nature of compensation of insiders that will be employed or retained by any of the Reorganized Debtors, as filed in the Plan Supplement. The appointments to, or continuance in, such offices by the individuals proposed to serve, after confirmation of the Plan, as directors, officers, and/or managers is consistent with the interests of holders of Claims and Interests and with public policy.

25.          Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

26.          Section 1129(a)(7). Each holder of an impaired Interest in the Voting Class has accepted the Plan. Additionally, each holder of impaired Interests in the Voting Class and Class 6 will, on account of such Interests, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. See Disclosure Statement, Exhibit C.

27.          Section 1129(a)(8). The Plan has not been accepted by all impaired Classes of Interests because, pursuant to section 1126(g) of the Bankruptcy Code, the holders of Interests in Class 6 are deemed to have rejected the Plan. Nevertheless, the Plan is confirmable because it satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such non-accepting class, as set forth below.

28.          Section 1129(a)(9). Except to the extent that the holder of a particular Claim has agreed to different treatment, the Plan provides treatment for DIP Claims, Administrative Expense Claims, Priority Tax Claims, Professional Fee Claims, and Priority Non-Tax Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

29.          Section 1129(a)(11). The information in the Disclosure Statement establishes that the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for the further financial reorganization of the Debtors or the Reorganized Debtors.

30.          Section 1129(a)(12). The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Section 3.4 of the Plan provides for the payment of all fees due to the United States Trustee.

31.          Sections 1129(a)(10), 1129(a)(13), 1129(a)(14), 1129(a)(15) and 1129 (a)(16). Sections 1129(a)(10), 1129(a)(13), 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

32.            Section 1129(b). The Plan does not “discriminate unfairly” and is “fair and equitable” with respect to Class 6, which Class is impaired and deemed to reject the Plan. The Plan does not discriminate unfairly with respect to such Class because no similarly situated holders of Interests are receiving a recovery under the Plan. The Plan is “fair and equitable” with respect to such Class because (i) no holders of Interests junior to the Interests in such Class will receive or retain property under the Plan on account of such Interests, and (ii) no holders of Claims or Interests in a senior Class will receive a recovery in excess of 100% of the amount of its Claim(s) or Interest(s). Thus, the Plan may be confirmed notwithstanding the rejection by Class 6.

33.            Section 1129(c). The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

34.            Section 1129(d). No party in interest, including, but not limited to, any governmental unit (as defined in section 101(27) of the Bankruptcy Code), has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance.

35.            All documents necessary to implement the Plan, including without limitation the CVR Agreement and the Exit Facility Agreement, have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not in conflict with any federal or state law. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

36.            Burden of Proof and Satisfaction of Section 1129 Requirements. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence.

CVR AGREEMENT

37.            The CVR Agreement is an essential element of the Plan, and entry into the CVR Agreement is in the best interest of the Debtors, the Estates and all holders of Class 6 Interests, and is necessary for confirmation and consummation of the Plan. The Special Conflicts Committee exercised reasonable business judgment in determining the CVR Agreement is advisable, fair to, and in the best interests of HIT, and the Debtors have provided sufficient and adequate notice of the terms of the CVR Agreement to all holders of Class 6 Interests. The terms of the CVR Agreement are fair and reasonable, and were negotiated by the Special Conflicts Committee in good faith and at arm’s-length. The Debtors and Reorganized Debtors are authorized without further approval of the Court or any other party, to execute and deliver all agreements and other documents or take any necessary action to perform their obligations thereunder.

EXIT FACILITY

38.            The Exit Facility is an essential element of the Plan, and entry into the Exit Facility is in the best interest of the Debtors, the Estates, and all holders of Claims and Interests, and is necessary for confirmation and consummation of the Plan. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Facility, and have provided sufficient and adequate notice of the material terms of the Exit Facility in Article VII of the Plan, the Disclosure Statement, and Exhibit B of the Plan Supplement [Docket No. 68] and the Plan Supplement Amendment. The terms of the Exit Facility are fair and reasonable, and were negotiated in good faith and at arm’s-length, and any credit extended to the Reorganized Debtors by the Exit Facility Lender pursuant to the Exit Facility shall be deemed to have been made in good faith. The Debtors and Reorganized Debtors are authorized without further approval of the Court or any other party, to execute and deliver all agreements, guarantees, instruments, mortgages, control agreements, certificates, and other documents or take any necessary action to confirm, extend, reinstate, or assign and assume such existing documents relating to the Exit Facility and to perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities. The Exit Facility Lender is authorized to convert the Exit Facility into preferred equity securities, as provided under Section 10.7 of the Exit Facility Agreement.

DISCHARGE, INDEMNIFICATION,
INJUNCTIONS, RELEASES, AND EXCULPATION

39.            The discharge, indemnification, injunctions, releases, and exculpation provisions set forth in the Plan constitute good-faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for good and valuable consideration and: (i) are in the best interests of the Debtors, their Estates, and holders of Claims and Interests; (ii) are consensual, fair, equitable, and reasonable; (iii) are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan; (iv) confer substantial benefits on the Debtors’ Estates; (v) are given and made after sufficient and appropriate notice and opportunity for a hearing; and (vi) are critical to the success of the Plan and the failure to implement the injunctions, exculpation, and releases would seriously impair the Debtors’ ability to confirm and implement the Plan. Each of the discharge, release, indemnification, injunction, and exculpation provisions set forth in the Plan:

i.	is within the jurisdiction and judicial power of the Court under 28 U.S.C. §§ 1334(a), (b), and (d);

ii.	is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

iii.	is an integral element of the settlements and transactions incorporated into the Plan;

iv.	confers a material benefit on, and is in the best interests of, the Debtors and their Estates;

v.	is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation, and reorganization; and

vi.	is consistent with and permitted by sections 105, 1123, 1125(e), and 1129 of the Bankruptcy Code and other applicable law.

Accordingly, it is hereby

ORDERED that:

40.            The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

41.            Pursuant to Bankruptcy Rule 3017(b), the Disclosure Statement and all other materials included in the Solicitation Package are APPROVED in all respects as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code.

42.            The Combined Notice and service of the Combined Notice on the holders of Class 6 Interests complied with the terms of the Scheduling Order, were adequate based on the circumstances of these Chapter 11 Cases, and were in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and applicable non-bankruptcy law.

43.            The Solicitation Procedures, including the procedures for transmittal of the Solicitation Packages, the forms of the Ballot, the Voting Deadline, the Voting Record Date (as defined in the Voting Declaration), and the procedures for tabulating votes were appropriate and satisfactory based on the circumstances of these Chapter 11 Cases and are approved under sections 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable non-bankruptcy rules, laws, and regulations. The solicitation of votes complied with the provisions of section 1125(g) of the Bankruptcy Code.

44.            The Plan (as modified by the terms set forth below) 4 and each of its provisions (whether or not specifically described herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code. All Plan Documents, including, but not limited to, the Plan Supplement and the CVR Agreement, are approved in all respects.

45.            The Plan is hereby modified from the Initial Plan as follows:

a.	Section 1.49 shall be revised to read as follows: “Exculpated Parties” means collectively and solely in their capacity as such, (a) the Debtors and (b) each such Debtor’s predecessors, successors and assigns, directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, members, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and all other retained Professional Persons (in each case solely to the extent serving in such capacity as of the Petition Date).

b.	Section 1.98 (Releasing Parties) shall be revised to insert the following proviso at the end of the Section: “and provided further, however, that, for the avoidance of doubt, holders of Claims in Classes 1, 2, and 3, in such capacity, shall not be a Releasing Party”.

c.	The second sentence of the second paragraph of Section 10.3 is modified to delete the words beginning with “will be automatically” through “to the contrary”, and the words “shall not be entitled to a distribution in these Chapter 11 Cases absent further Bankruptcy Court order” shall be inserted in their place.

d.	Section 12.4 is modified to (i) delete “and any affiliate of such holder” and (ii) insert the following proviso at the end of the Section: “provided, however, that nothing contained in this Section 12.4 or otherwise shall affect the rights of holders of Claims or Interests to enforce any rights contained in the Plan”.

e.	Section 12.6(a) is modified to (i) insert “or” after “foregoing Persons;” and before “(iv)” and (ii) delete “; or (v) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation from the Debtors or their Estates, or against the property or interests in property of the Debtors or their Estates”.

[4]	In the event of any inconsistency between paragraphs 45 and 46 of this Order and the Plan, the terms and provisions of the Plan shall govern

f.	The first paragraph of Section 12.7(a) is modified to insert “unless the Releasing Party obtains a contrary order of the Bankruptcy Court on notice” after “Claim or Cause of Action” and before “provided, further”.

g.	The last sentence of the first paragraph of Section 12.7(b) is modified to insert the word “under” between “(iii)” and “any contract”.

h.	A new paragraph is inserted before the final paragraph in Section 12.7(b) as follows: “Notwithstanding anything to the contrary in the Plan, Plan Supplement, or Confirmation Order, until a Claim arising prior to the Effective Date in Plan Classes 1, 2, and 3 (including cure claims related to the assumption of executory contracts and unexpired releases, and claims for damages related to the rejection of the same), or which is an Administrative Claim or Priority Tax Claim (collectively, the “Unimpaired Claims”) has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtors or Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction, (a) the provisions of section 12.4 (Discharge of Claims and Termination of Interests), this section 12.7(b) (Releases by Releasing Parties) and section 12.6 (Injunction) of the Plan shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred, or enjoined, (c) the property of each of the Debtors' Estates that vests in the applicable Reorganized Debtor pursuant to the Plan shall not be free and clear of such Claims, and (d) any Liens of holders of Unimpaired Claims shall not be deemed released. Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for claims for damages related to the rejection of executory contracts and unexpired releases (“Rejection Damages Claims”). Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims, and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved, or adjudicated as set forth in Article X of the Plan. Notwithstanding the foregoing, any holder of a Claim that is not a Rejection Damages Claim who files a Proof of Claim shall be subject to the Article X of the Plan unless and until such holder withdraws such Proof of Claim.”

46.            The CVR Agreement is hereby modified as follows:

a.	Section 4.3(a)(i) is modified to (i) delete “during the Measurement Period”, (ii) delete the comma and add the word “and” between “income” and “cash flow”, and (iii) delete the comma and the words “and changes in financial position” between “cash flow” and “for such calendar year”.

b.	Section 4.3(a)(ii) is modified to (i) delete “during the Measurement Period”, (ii) delete the comma and add the word “and” between “income” and “cash flow”, (iii) delete the comma and the words “and changes in financial position” between “cash flow” and “for such calendar quarter”, and (iv) delete the words “calendar quarter” between the word “prior” and the comma and replace them with the words “comparative period”.

47.            The Debtors have filed the (i) Plan Supplement and the Plan Supplement Amendment, consisting of the following: (a) Amended Constituent Documents; (b) the Exit Facility Agreement; (c) the Schedule of Rejected Contracts and Leases; and (d) the list of proposed directors and officers of the Reorganized Debtors and related compensation arrangements and (ii) the CVR Agreement, attached as Exhibit A to the Plan. The filing and notice of such documents were good and proper under the circumstances and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, and all other applicable rules, laws and regulations, and no other or further notice is or shall be required. All documents included in the Plan Supplement, and the CVR Agreement, are integral to, part of, and incorporated by reference into the Plan, and the Debtors are authorized to take any and all actions to implement such documents. The Debtors reserve the right to alter, amend, update, or modify the Plan Supplement and any schedules, exhibits, or amendments thereto, and the CVR Agreement, prior to the Effective Date in accordance with the terms of the Plan and the Restructuring Support Agreement and subject to the terms of this Order.

48.            On the Effective Date, the initial board of directors of the Reorganized Debtors shall be consistent with the terms of the Plan and the Plan Supplement. Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtors and stakeholders and consistent with public policy, and such directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Bankruptcy Court or the Reorganized Debtors.

49.            All Objections to the approval of the Disclosure Statement or confirmation of the Plan, and any reservation of rights contained therein that (a) have not been withdrawn, waived, or settled prior to the entry of this Order, or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice. The record of the Combined Hearing is hereby closed.

50.            Except as otherwise provided in the Plan, nothing contained in this Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Debtors or their Estates.

51.            The Plan provides for the comprehensive settlement of Claims and controversies against the Debtors. The negotiations of such settlements were conducted in good faith and at arm’s length, and each such settlement is of benefit to the Debtors’ Estates and represents a fair, necessary, and reasonable compromise of the Claims held by the holders thereof. The terms and conditions of each such compromise and settlement are therefore an integral part of the Plan. The settlements, as reflected in the relative distributions and recoveries of holders of Claims and Interests under the Plan, are fair and reasonable to the Debtors and their Estates and accordingly are approved. The settlements will save the Debtors and their Estates the costs and expenses of prosecuting various disputes, the outcome of which would likely consume substantial resources of the Debtors’ Estates and require substantial time to adjudicate.

A.            Plan Implementation

52.            This Order establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors to undertake any and all acts and actions required to implement, or contemplated by, the Plan, including without limitation, the specific acts or actions or documents or instruments identified in Article VII of the Plan, and no board, member or stockholder vote shall be required with respect thereto.

53.            In accordance with section 1142 of the Bankruptcy Code, Section 3-301 of the Maryland General Corporation Law, and any comparable provisions of the business corporation or similar law of any other state (collectively, the “Reorganization Effectuation Statutes”), but subject to the fulfillment or waiver of all conditions precedent in Section 11.1 of the Plan, without further action by the Court or the stockholders, managers, or directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, and any officer of the applicable Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order, or the transactions contemplated thereby or hereby, including, without limitation, those transactions identified in Article VII of the Plan, including the Restructuring Transactions, entry into the Exit Facility, entry into the CVR Agreement, adoption of the Amended Constituent Documents and the payment of any taxes owing in respect of distributions under the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements, and documents necessary to implement, effectuate and consummate the Plan, including the Plan Documents.

54.            To the extent that, under applicable non-bankruptcy law, any of the actions necessary or appropriate to implement, effectuate, and consummate the Plan, this Order, or the transactions contemplated thereby or hereby would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor(s) or Reorganized Debtor(s).

55.            Each and every federal, state, and local government agency is hereby authorized and directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements, mortgages, deeds of trusts, indemnity deeds of trusts, and any other security documents) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Order.

56.            The consummation of the Plan, including the assumption of any executory contract or unexpired lease by a Reorganized Debtor, shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease, or agreement in existence on the Effective Date to which any Debtor is a party.

B.            Approval of Injunction, Release, and Exculpation Provisions

57.            The injunction, release, and exculpation provisions contained in the Plan, including those set forth in Article XII of the Plan (as modified by paragraph 45 hereof), are expressly incorporated into this Order as if set forth in full herein, and are authorized and approved and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party.

58.            Upon entry of this Order, all holders of Claims or Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

C.            Approval of Certain Corporate Actions

59.            The Debtors are authorized to take, prior to the Effective Date, such actions necessary or desirable to modify the corporate structure of the Debtors, including, without limitation, the adoption of the Amended Constituent Documents of each applicable Reorganized Debtor, and any instruments required to be issued under the Plan, to undertake, consummate, and execute and deliver any documents relating to the Restructuring Transactions contemplated by the Plan.

D.            Exit Facility

60.            As set forth in Article VII of the Plan, this Confirmation Order shall be deemed approval of the Exit Facility and all transactions contemplated thereby, and authorization of all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including, without limitation, the payment of all reasonable and documented fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the Exit Facility Agreement and such other documents as may be required to effectuate the treatment afforded by the Exit Facility. On the Effective Date, the Reorganized Debtors shall be and are authorized to execute and deliver the Exit Facility Agreement and any related loan documents, and shall be and are authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, security agreements, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity, subject to any lien limitations set forth herein or in the Plan. On the Effective Date, all of the terms of the Exit Facility, including the Liens and security interests to be granted in accordance with the Exit Facility Agreement and any related loan documents (a) shall be deemed to be granted in good faith, for legitimate business purposes, and for reasonably equivalent value, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Agreement and any related loan documents, (c) shall be deemed automatically perfected on the Effective Date and have a first priority, subject only to such Liens and security interests as may be permitted under the Exit Facility Agreement and any related loan documents, and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

E.            Order Binding on All Parties

61.            In accordance with section 1141(a) and other applicable provisions of the Bankruptcy Code and Section 12.2 of the Plan, and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan, including the CVR Agreement, and this Order shall be binding upon, and inure to the benefit of the Debtors, all holders of Claims and Interests, any other person giving, acquiring, or receiving property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in these Chapter 11 Cases, and their respective successors and assigns.

62.            On the Effective Date, all settlements, compromises, releases, waivers, discharges, exculpations, and injunctions set forth in the Plan shall be effective and binding on Persons who may have had standing to assert any settled, compromised, released, waived, discharged, exculpated, or enjoined Causes of Action after the Effective Date.

F.            Vesting and Transfer of Assets

63.            On the Effective Date, except as otherwise provided in the Plan, all property of the Estates of the Debtors, including all claims, rights and Causes of Action, and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances, and Interests.

G.            No Successor Liability.

64.            The Plan Sponsor (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

H.            Approval of Discharge of Claims Against and Termination of Interests

65.            The discharge provisions as set forth in Section 12.4 of the Plan are approved in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action on the part of the Court or any other party.

66.            Except as otherwise provided in the Plan, the DIP Orders, or this Order, in accordance with, and to the extent provided in, section 1141(d)(1) of the Bankruptcy Code, entry of this Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of this Order. Subject to the terms of the Plan, the discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is or becomes an Allowed Claim or whether the holder thereof voted to accept the Plan. On the Effective Date, subject to the terms of the Plan, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors or the Reorganized Debtors, the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

I.            Survival of Indemnification Agreements

67.            Any obligations of the Debtors pursuant to (i) their corporate charters, bylaws, Limited Partnership Agreement, other organizational documents or (ii) Indemnification Agreements, executory contracts, or otherwise to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Plan. Any Claim based on such obligations shall not be a Disputed Claim, Disallowed Claim, or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code. None of the Reorganized Debtors shall amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

J.            Survival of Prepetition Guarantees, Indemnities, and Credit Support Obligations

68.            On the Effective Date, all guarantees, indemnities, or other credit support provided by a Debtor in support of the primary obligations of another Debtor or any Non-Debtor Subsidiary are Unimpaired by the Plan and shall be reinstated to their position immediately prior to the Petition Date.

K.            Intercompany Claims and Interests

69.            Notwithstanding anything to the contrary in the Plan, on or after the Effective Date, any and all Intercompany Claims shall be reinstated, unaffected by the Plan, continue in place following the Effective Date, and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left Unimpaired.

70.            Notwithstanding anything to the contrary in the Plan, on or before the Effective Date, any and all Intercompany Interests shall be reinstated, unaffected by the Plan, continue in place following the Effective Date, and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Interests being left Unimpaired.

L.            Exemption From Certain Transfer Taxes

71.            Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including, without limitation, this Order, each of the transactions contemplated by the Plan, including (a) the Restructuring Transactions, (b) the issuance of the Plan Consideration, (c) the issuance, transfer, or exchange of any securities or instruments, (d) the creation, filing, or recording of any Lien, mortgage, deed of trust, or other security interest, (e) the making, assignment, filing, or recording of any lease or sublease or the making or delivery of any deed, bill of sale, or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (f) the grant of Collateral under the Exit Facility, and (g) the issuance, renewal, modification, or securing of indebtedness, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed, or result in a tax against the Debtors, the Reorganized Debtors, or their affiliates, under any law imposing any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing, or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Upon entry of this Confirmation Order, the appropriate state or local government officials or agents shall forgo the collection of any such tax or governmental assessment, and consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

M.            Executory Contracts and Unexpired Leases

72.            This Order shall constitute an order of the Bankruptcy Court approving the assumption, assumption and assignment, or rejection, as applicable, of executory contracts and unexpired leases, the assumption, assumption and assignment, or rejection of which is provided for in Article X of the Plan, pursuant to sections 365 and 1123 of the Bankruptcy Code, and such assumption, assumption and assignment, or rejection shall be deemed effective as of the Effective Date.

73.            Subject to the occurrence of the Effective Date, the Debtors are authorized to assume, assume and assign and/or reject executory contracts or unexpired leases in accordance with Article X of the Plan and orders of this Court. As of and subject to the occurrence of the Effective Date and the payment of any applicable cure amounts owed pursuant to Bankruptcy Code section 365(b), all Executory Contracts and Unexpired Leases to which any of the Debtors are parties, and which have not expired or terminated by their own terms on or prior to the Effective Date, including—subject to Section 7.13 of the Plan—Employee Arrangements, shall be deemed assumed by the Debtors, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected previously by the Debtors; (ii) was previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Effective Date, or (iv) is identified on the Schedule of Rejected Contracts and Leases (as may be amended, modified, or supplemented from time to time in accordance with the Plan).

N.            Provisions Regarding Hartford Fire Insurance Company.

74.            For the avoidance of doubt, Hartford Fire Insurance Company and its affiliated sureties and/or their successors and/or assigns (“Surety”) is Unimpaired under the Plan Documents (as defined below), including with respect to its rights against any of the Debtors with respect to: (i) surety bonds or similar or related instruments issued and/or executed by the Surety on behalf of certain of the Debtors and/or their non-debtor affiliates (each a “Bond” and collectively the “Bonds”); (ii) any and all indemnity-related agreements, including, but not limited to, the General Agreement of Indemnity dated December 30, 2020 (collectively, the “Indemnity Agreement”); (iii) any cash collateral or other collateral of the Surety; and (iv) any related documents. Notwithstanding any provision in the Plan, Plan Supplement, Disclosure Statement, this Order, and Exit Facility and related documents (together, the “Transaction Documents”) to the contrary: (a) all set-off, recoupment, trust and lien rights, and all security interests, if any, of the Surety and any oblige and/or beneficiary under any Bond are preserved against the Debtors and/or Reorganized Debtors, and, further, the Debtors’, Reorganized Debtors’, and all parties’ right and defenses with respect to any such rights and/or interests are also preserved; (b) the Indemnity Agreement and the Bonds are deemed and treated as executory contracts (and specifically not to be deemed an “insurance policy” under the Plan) and are assumed (but not assigned) by the Debtors pursuant to the Transaction Documents without the need or requirement of any Surety to file or serve any objection to a proposed cure amount or fee application and moreover the Reorganized Debtors shall be bound under the Indemnity Agreement as if they are signatories thereto; (c) the Surety reserves all of its rights, if any, to modify, extend, and/or cancel any Bond in accordance with the terms thereof but without regard to these Chapter 11 Cases; (d) the Surety has no obligation under the Transaction Documents to issue or execute any new bond on behalf of any entity, and the Surety has no obligation to extend, modify or increase the amount of any Bond; (e) Surety or any beneficiary or oblige under any Bond shall not be considered a Releasing Party with respect to any third party release; and (f) Sections 9.14, 12.6 , 12.7(f), 12.7(g), and 14.19 of the Plan do not apply to Surety or any beneficiary or obligee under any Bond.

O.            Internal Revenue Service

75.            Nothing contained in the Plan or Confirmation Order shall be deemed: (1) to determine the tax liability of any Entity, including, but not limited to, the Debtors and the Reorganized Debtors; (2) to be binding on the Internal Revenue Service (“IRS”) with regard to the federal tax liabilities, tax status, or tax filing and withholding obligations of any Entity, including, but not limited to, the Debtors and the Reorganized Debtors; (3) to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability except as provided under Section 505 of the Bankruptcy Code and Sections 157 and 1334 of Title 28 of the United States Code; (4) to release, satisfy, discharge, or enjoin the collection of any claim of the IRS against any Entity except as permitted by 11 U.S.C. § 1141(d); and (5) to grant any relief to any Entity that the Bankruptcy Court is prohibited from granting by the Declaratory Judgment Act, 28 U.S.C. § 2201(a), or the Tax Anti-Injunction Act, 26 U.S.C. § 7421(a).

76.            Nothing contained in the Plan or Confirmation Order shall affect any valid setoff or recoupment rights of the United States of America against any of the Debtors or any successor Entities, and such rights are expressly preserved. For the avoidance of doubt, nothing in the Plan or Confirmation Order shall bar the IRS from exercising its nonbankruptcy rights to offset any request for a tax refund for a tax year ending prior to the Petition Date against any prepetition claims of the United States government against any of the Debtors.

77.            Pursuant to 11 U.S.C. § 503(b)(1)(D) and L.B.R. 3002-1(a), nothing contained in the Plan or this Confirmation Order shall be deemed to require the Internal Revenue Service to file a request for payment of taxes entitled to administrative expense priority as a condition of their being allowed as administrative expenses.

78.            Pursuant to 28 U.S.C. § 960, notwithstanding anything in the Plan or this Confirmation Order, all federal taxes accruing post-petition shall be paid on or before the due date under applicable nonbankruptcy law, and all tax returns required to be filed shall be filed on or before the due date under applicable nonbankruptcy law.

79.            Pursuant to 11 U.S.C. § 511(a), notwithstanding anything in the Plan or this Confirmation Order, the Internal Revenue Service shall be paid interest on any claims entitled to priority under 11 U.S.C. § 1129(a)(9)(C) at the rate provided by applicable nonbankruptcy law as of the date of confirmation.

P.            Fee Claims

80.            Except as otherwise provided in Section 3.3 of the Plan, all proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter) or such later date as is determined by the Court. Pursuant to Section 3.3 of the Plan, objections to any Professional Fee Claims must be filed and served on counsel for the Reorganized Debtors, counsel for the DIP Lender, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Professional Fee Claim). For the avoidance of doubt, all Professional Persons are authorized to file a single first and final fee application to this Court no later than forty-five (45) days after the Effective Date.

Q.            Administrative Expense Claims

81.            Except with respect to Allowed Administrative Expense Claims that are Professional Fee Claims, to the extent that a holder of an Allowed Administrative Expense Claim (including a claim arising under section 503(b)(9) of the Bankruptcy Code that has not been paid pursuant to a motion filed in accordance with the Bankruptcy Code), together with the Debtors and the Plan Sponsor, agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the later of (a) the Effective Date or (b) the date such Allowed Administrative Expense Claim becomes due and payable in accordance with its terms (or as soon thereafter as is practicable); provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, including administrative claims arising from or with respect to the sale of goods or services on or after the Petition Date and the Debtors’ Executory Contracts and Unexpired Leases, shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

R.            Distributions

82.            The procedures governing distributions contained in Article VIII and IX of the Plan shall be, and hereby are, approved in their entirety.

S.            Stay of Confirmation Order Waived

83.            This Order (a) is a final order and the period in which an appeal must be filed shall commence upon the entry hereof, (b) shall be immediately effective and enforceable upon the entry hereof, and (c) for good cause shown, based on the record of the Combined Hearing, shall not be subject to any stay otherwise applicable under the Bankruptcy Rules, including Bankruptcy Rule 3020(e).

T.            Binding Effect of Prior Orders

84.            Pursuant to section 1141 of the Bankruptcy Code, effective as of and subject to the occurrence of the Effective Date, and subject to the terms of the Plan and this Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder, and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors, and their respective successors and assigns.

U.            Notice of Effective Date

85.            Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors, as the case may be, are directed to serve a notice of the entry of this Order, substantially in the form of Exhibit A attached hereto and incorporated by reference (the “Notice of Effective Date”), on all holders of Class 6 Interests no later than five (5) calendar days after the Effective Date. As soon as reasonably practicable after the entry of this Order, the Debtors or Reorganized Debtors, as the case may be, shall make copies of this Order and the Notice of Confirmation available on their reorganization website at https://dm.epiq11.com/HospitalityInvestorsTrust. Such service constitutes good and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c).

V.            Closing Cases of Debtors

86.            On or after the Effective Date, the Debtors shall submit under certification of counsel an order closing the Chapter 11 Case for HITOP. The Reorganized Debtors shall, promptly upon the full administration of the Chapter 11 Case of HIT, file with the Bankruptcy Court all documents required to close the Chapter 11 Case of HIT.

W.            Miscellaneous Provisions

87.            After the entry of this Order, so long as such action does not violate the terms of the Restructuring Support Agreement or adversely affect the treatment of holders of Allowed Claims and Allowed Interests pursuant to the Plan, the Debtors or Reorganized Debtors may make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents, and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of an Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. Before the Effective Date, subject to the terms of the Restructuring Support Agreement, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement and Plan Supplement Amendment without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications are immaterial or do not adversely affect the treatment of holders of Claims or Interests under the Plan and such modifications comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and are consistent with, and subject to the approvals and consents as set forth in, the RSA; and provided further, however, that any such modified documents shall be filed with the Bankruptcy Court. Any waiver under Section 11.2 of the Plan shall not be considered to be a modification of the Plan.

88.            As of the date of this Order, the Creditors’ Meeting (as defined in the Scheduling Order) has not been convened. The convening of the Creditors’ Meeting is hereby waived upon the occurrence of the Effective Date; provided that the Effective Date occurs no later than July 7, 2021.

89.            As of the date of this Order, the Schedules and Statements and Rule 2015.3 Reports (as defined in the Scheduling Order) have not been filed. Any obligation to file the Schedules and Statements and Rule 2015.3 Reports is hereby waived as of the occurrence of the Effective Date provided that the Effective Date occurs no later than July 7, 2021.

90.            On the Effective Date, the engagement of each Professional Person retained by the Debtors shall be terminated without further order of the Bankruptcy Court or act of the parties unless otherwise agreed by the Debtors and such Professional Person; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent the Debtors with respect to applications for payment of such Fee Claims, and (b) nothing herein or in the Plan shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

91.            Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

92.            On or before substantial consummation of the Plan, the Debtors may file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

93.            To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. Except as otherwise provided herein, to the extent that the Plan is inconsistent with this Order, this Order (and any other orders of the Bankruptcy Court) controls the Plan.

94.            As of the Effective Date, pursuant to the Plan, the Reorganized Debtors may operate their business and use, acquire, and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Order.

95.            Unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of this Court and extant on the date of entry of this Order shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

96.            Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and Causes of Action that the Debtors or the Estates may hold.

97.            Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including, but not limited to, jurisdiction for the purposes set forth in Article XIII of the Plan.

98.            The failure to specifically include or reference any particular provision of the Plan in this Order shall not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of the Bankruptcy Court that the Plan is confirmed in its entirety.

Craig T. Goldblatt, United States Bankruptcy Judge

/s/ Craig T. Goldblatt
Craig T. Goldblatt

EXHIBIT A

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re HOSPITALITY INVESTORS TRUST, INC., et al.,[1] Debtors.	Chapter 11 Case No. 21-10831 (CTG) (Jointly Administered)

NOTICE OF OCCURRENCE OF
CONFIRMATION AND EFFECTIVE DATE OF THE
JOINT PREPACKAGED CHAPTER 11 PLAN FOR
HOSPITALITY INVESTORS TRUST, INC., AND
HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

PLEASE TAKE NOTICE that, on June __, 2021, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered its Findings of Fact, Conclusions of Law, and Order (A) Approving Prepetition Solicitation Procedures, (B) Approving Adequacy of Disclosure Statement, and (C) Confirming Joint Prepackaged Chapter 11 Plan for Hospitality Investors Trust, Inc. and Hospitality Investors Trust Operating Partnership, L.P. [Docket No. __] (the “Confirmation Order”), confirming the Joint Prepackaged Chapter 11 Plan of Hospitality Investors Trust, Inc., and Hospitality Investors Trust Operating Partnership, L.P. (Conformed) [Docket No. 109] (as confirmed, the “Plan”)6 proposed by the above-captioned debtors and debtors in possession (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on June __, 2021.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Plan, the CVR Agreement, which is attached to the Plan as Exhibit A, the Plan Supplement, and all other documents incorporated therein can be accessed free of charge at the case-specific website for the Chapter 11 Cases maintained by the Debtors’ claims, noticing, and solicitation agent, Epiq Corporate Restructuring, LLC, at https://dm.epiq11.com/HospitalityInvestorsTrust. You may also obtain copies of any pleadings filed in these Chapter 11 Cases for a fee via PACER at www.deb.uscourts.gov.

1       The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Hospitality Investors Trust, Inc. (3668); and Hospitality Investors Trust Operating Partnership, L.P. (0136).  The Debtors’ executive offices are located at Park Avenue Tower, 65 East 55th Street, Suite 801, New York, NY 10022.

2       Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Plan.

CVR AGREEMENT

PLEASE TAKE FURTHER NOTICE that on the Effective Date, Reorganized HIT entered into the CVR Agreement, and the Allowed Existing HIT Common Equity Interests were cancelled, extinguished, and discharged in exchange for each holder receiving one CVR in respect of each share of the Allowed Existing HIT Common Equity Interests outstanding immediately prior to the Effective Date and such holders were automatically deemed to have accepted the terms of the CVR Agreement and to be a party thereto, in each case in accordance with the terms of the CVR Agreement. The CVRs are not transferrable or alienable, except in limited instances such as upon death of the holder, to a trust for certain estate planning purposes, and by operation of law. The CVRs are not securities or otherwise subject to registration under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

PLEASE TAKE FURTHER NOTICE that, pursuant to the CVR Agreement, Computershare, Inc. (“Computershare”) is serving as the agent for the CVRs. If you have any questions about how many CVRs you own, how to access your CVR account, or to otherwise learn more about your CVRs, please contact Computershare at their toll-free, automated telephone line at (866) 638-5572.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

PLEASE TAKE FURTHER NOTICE that all executory contracts and unexpired leases to which any Debtor is a party, and which have not expired or terminated by their own terms on or prior to the Effective Date, including—subject to Section 7.13 of the Plan—Employee Arrangements, have been assumed by the Reorganized Debtors in accordance with Article X of the Plan, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected previously by the Debtors; (ii) is the subject of a motion to reject filed on or before the Effective Date; or (iii) is identified on the Schedule of Rejected Contracts and Leases in the Plan Supplement.

BINDING EFFECT

PLEASE TAKE FURTHER NOTICE that pursuant to section 1141 and other applicable provisions of the Bankruptcy Code and the Confirmation Order, upon the occurrence of the Effective Date, the Plan and its provisions are binding on (i) the Debtors and their Estates, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in the Debtors that arose before or were filed as of the Effective Date, whether Impaired under the Plan and whether, if Impaired, such holders accepted the Plan or received or retained any property under the Plan, and (iv) each person acquiring property under the Plan.

2

Dated: June __, 2021 Wilmington, Delaware	Respectfully submitted,
POTTER ANDERSON & CORROON LLP

/s/ [Draft]

Jeremy W. Ryan (No. 4057)

R. Stephen McNeill (No. 5210)
1313 North Market Street
Wilmington, DE 19801
Telephone: (302) 984-6000

Facsimile: (302) 658-1192

Email: jryan@potteranderson.com

   rmcneill@potteranderson.com

-and-

Jeff J. Marwil (admitted pro hac vice)

Paul V. Possinger (admitted pro hac vice)

Jordan E. Sazant (No. 6515)

PROSKAUER ROSE LLP

70 West Madison, Suite 3800

Chicago, IL 60602

Telephone: (312) 962-3550

Facsimile: (312) 962-3551

Email: jmarwil@proskauer.com

  ppossinger@proskauer.com

  jsazant@proskauer.com

- and -

Joshua A. Esses (admitted pro hac vice)

PROSKAUER ROSE LLP

Eleven Times Square

New York, NY 10036

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

Email: jesses@proskauer.com
Attorneys for Debtors and Debtors in Possession

3